Exhibit 99.1

Trinity Capital Inc. Reports First Quarter 2021 Financial Results

PHOENIX, May 6, 2021 /PRNewswire/ -- Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity Capital” or the “Company”), a leading specialty lending company that provides debt, including loans and equipment financing, to growth stage companies backed by technology banks, venture capital and private equity firms, today announced its financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights:

●	Completed our IPO raising net proceeds of $104.2 million
●	Total investment income of $17.3 million
●	Net investment income of $7.3 million, or $0.31 per share
●	Aggregate debt and equity investment commitments of $124.4 million
●	Total gross investments funded of $87.1 million, comprised of $44.5 million across 6 new portfolio companies and $42.6 million across 13 existing portfolio companies
●	Investment portfolio of $535.7 million at fair value
●	Net Asset Value (“NAV”) per share increased to $13.69 from $13.03 at December 31, 2020.
●	Declared a dividend distribution during the first quarter of $0.28 per share

Steven Brown, Chairman and Chief Executive Officer of Trinity Capital, commented, “During the first quarter of 2021 Trinity continued to capitalize on its differentiated value proposition in the venture lending space as reflected in the successful completion of our IPO in February. Our growing originations team continued executing at a strong pace, as we entered into gross commitments of $124.4 million and funded $87.1 million providing a tremendous start to 2021. Investment Income increased by 41% year-over-year allowing us to increase our first quarter dividend to $0.28 per share and NAV per share increased by 5% to $13.69 per share. Our portfolio continues to perform well with over 99 percent of our portfolio current, reflecting our disciplined underwriting. Altogether, the results set a strong foundation for the rest of 2021.”

First Quarter 2021 Operating Results

For the three months ended March 31, 2021, total investment income was $17.3 million compared to $12.2 million for the quarter ended March 31, 2020. This represents an effective yield on the average debt investments at cost of 15.5% and 15.0%for the periods ended March 31, 2021 and 2020, respectively. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events and may fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total expenses, excluding interest expense, for the first quarter 2021 were $5.5 million compared to $2.3 million during the first quarter of 2020. The increase was primarily attributable to increased headcount, higher variable compensation and D&O insurance costs. Interest expense was $4.6 million compared to $4.3 million during the first quarter of 2020.

Net investment income was approximately $7.3 million, or $0.31 per share for the first quarter 2021, compared to $5.7 million or $0.32 per share for the first quarter 2020. Net investment income per share during the first quarter of 2021 reflects Trinity’s larger weighted average share count for the quarter as a result of approximately 8.0 million shares issued in connection with its initial public offering.

First quarter 2021 realized net gains on investments were approximately $2.6 million, compared to a net realized loss of $0.9 million during the first quarter of 2020.

Net unrealized appreciation was $15.5 million during the first quarter of 2021, compared to net unrealized depreciation of $24.3 million during the first quarter of 2020.

First quarter 2021 net increase in net assets resulting from operations was $25.3 million, or $1.08 per share. This compares to a net decrease in net assets resulting from operations of $35.5 million or $1.97 per share for the first quarter 2020.

Net Asset Value

As of March 31, 2021, NAV per share increased by $0.66 per share to $13.69, compared to $13.03 as of December 31, 2020. The increase in NAV per share was attributed to net investment income, net realized gains and unrealized appreciation on our investment portfolio. Total net assets as of March 31, 2021 were $361.6 million, an increase of $122.8 million as compared to December 31, 2020 primarily attributable to the net proceeds of $104.2 million from our IPO.

Portfolio and Investment Activity

As of March 31, 2021, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $535.7 million and was comprised of approximately $335.7 million in secured loans, $128.0 million in equipment financings, and $72.0 million in equity and equity-related investments, including warrants across 80 portfolio companies.

During the first quarter, the Company originated $124.4 million of total new commitments. First quarter investments funded totaled approximately $87.1 million, which was comprised of $44.5 million of investments in 6 new portfolio companies and approximately $42.6 million of investments in 13 existing portfolio companies. The Company continues to shift its portfolio to floating rate loans with approximately 32.1% of its debt portfolio at floating rates at March 31, 2021 compared to 25.4% at December 31, 2020.

Proceeds received from repayments of the Company’s investments during the first quarter totaled approximately $67.0 million, which included $40.8 million from early debt repayments. The portfolio increased by $26.9 million on a cost basis, and by $42.1 million at fair value as compared to December 31, 2020.

At the end of the first quarter, loans to three portfolio companies were on non-accrual status with a total fair value of approximately $1.4 million and cost basis of $2.3 million, or 0.3% and 0.5% of our debt investment portfolio, respectively.

The following table shows the distribution of our loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of March 31, 2021 and December 31, 2020 (dollars in thousands):

		March 31, 2021		December 31, 2020
Investment Risk Rating Scale Range	Designation	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
4.0 - 5.0	Very Strong Performance	$110,278	23.8%	$92,519	20.9%
3.0 - 3.9	Strong Performance	164,709	35.4%	212,969	48.0%
2.0 - 2.9	Performing	148,691	32.1%	116,895	26.4%
1.6 - 1.9	Watch	39,194	8.5%	19,230	4.3%
1.0 - 1.5	Default/Workout	812	0.2%	1,606	0.4%
Total		$463,684	100.0%	$443,219	100.0%

For the periods ending March 31, 2021 and December 31, 2020, our loan and equipment financing investments had a weighted average risk rating score of 3.2. Trinity will generally adjust the risk rating down as a portfolio company approaches a need to raise additional capital to maintain operations. We anticipate that various companies in our portfolio will need to raise additional capital on a periodic basis as they emerge from the early growth stage of operations.

Liquidity and Capital Resources

As of March 31, 2021 the Company had approximately $108.5 million in available liquidity, excluding $15.3 million in restricted cash and cash equivalents. At the end of the period, the Company had $72.5 million in available borrowing capacity under its credit facility, subject to existing terms and advance rates and regulatory and covenant requirements.

As of March 31, 2021, the Company’s leverage was 60.8% as compared to 130.0% as of December 31, 2020. The decrease in the leverage ratio was attributable to the repayment of $90.0 million under our credit facility from the proceeds of our IPO.

Distributions

On March 24, 2021, the Company’s Board of Directors declared a distribution of $0.28 per share with respect to the quarter ending March 31, 2021, which was paid on April 16, 2021 to shareholders of record as of March 31, 2021.

Trinity Capital’s distribution reinvestment plan provides for the reinvestment of distributions in the form of common stock on behalf of its stockholders unless a stockholder has elected to receive distributions in cash.

Portfolio Company M&A Activity in Q1 2021

In February 2021, Trinity Capital’s portfolio company Matterport, Inc., a spatial data company, announced that it has entered into a definitive merger agreement with Gores Holding VI (NASDAQ: GHVI, GHVIU and GHVIW), a special purpose acquisition company. Trinity Capital initially committed $10.0 million in debt financing beginning in 2018 and held warrants for 143,813 shares of common stock as of March 31, 2021.

In February 2021, Trinity Capital’s portfolio company Atieva, Inc., (d/b/a Lucid Motors), a luxury electric vehicle company, announced that it has entered into a definitive merger agreement with Churchill Capital IV Corp. (NYSE: CCIV), a special purpose acquisition company. Trinity Capital initially committed $30.0 million in debt financing beginning in 2017 and held 585,022 shares of Series D preferred stock as of March 31, 2021.

There can be no assurances that companies that have yet to complete their mergers will do so.

Conference Call

Trinity Capital will hold a conference call to discuss its first quarter 2021 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, May 6, 2021. To listen to the call, please dial

(888)- 285-0969, or (706)-758-9224 internationally, and reference Conference ID: 4999186 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800)-585-8367 or (404)-537-3406 and enter the passcode 4999186.

A live webcast of the first quarter 2021 financial results conference call will also be available on the investor relations section of the Company's website at https://trincapinvestment.com/. A replay will be available on the Company's website for 90 days following the conference call.

About Trinity Capital Inc.

Trinity Capital (Nasdaq: TRIN), an internally managed specialty lending company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission (“SEC”). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Vibhor Garg

Director, Marketing

Trinity Capital, Inc
ir@trincapinvestment.com

TRINITY CAPITAL INC.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Investments at fair value:
Control investments (cost of $62,573 and $57,072, respectively)	$46,677	$48,730
Affiliate investments (cost of $20,425 and $20,653, respectively)	21,110	27,650
Non-control / Non-affiliate investments (cost of $442,233 and $420,611, respectively)	467,954	417,271
Total investments (cost of $525,231 and $498,336, respectively)	535,741	493,651
Cash and cash equivalents	36,026	44,656
Restricted cash	15,259	16,445
Interest receivable	3,924	3,468
Prepaid expenses	1,851	744
Other assets	1,186	744
Total assets	$593,987	$559,708

LIABILITIES
Credit Facility, net of $1,583 and $2,107, respectively, of unamortized deferred financing costs	$43,420	$132,893
2025 Notes, net of $4,406, and $4,697, respectively, of unamortized deferred financing costs	120,594	120,303
Convertible Notes, net of $2,887, and $3,448, respectively, of unamortized deferred financing costs and discount	47,113	46,552
Distribution payable	7,396	4,947
Accounts payable and accrued liabilities	3,802	7,309
Other liabilities	10,099	8,956
Total liabilities	232,424	320,960

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 26,415,275 and 18,321,274 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively)	26	18
Paid-in capital in excess of par	368,245	263,366
Distributable earnings/(accumulated loss)	(6,708)	(24,636)
Total net assets	361,563	238,748
Total liabilities and net assets	$593,987	$559,708
NET ASSET VALUE PER SHARE	$13.69	$13.03

TRINITY CAPITAL INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2021	March 31, 2020
INVESTMENT INCOME:
Interest income:
Control investments	$1,307	$59
Affiliate investments	438	116
Non-Control / Non-Affiliate investments	14,600	10,639
Total interest income	16,345	10,814
Fee income:
Non-Control / Non-Affiliate investments	975	1,434
Total fee income	975	1,434
Total investment income	17,320	12,248

EXPENSES:
Interest expense and other debt financing costs	4,616	4,259
Compensation and benefits	3,996	1,389
Professional fees	647	479
General and administrative	808	414
Total expenses	10,067	6,541

NET INVESTMENT INCOME	7,253	5,707

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control investments	—	—
Affiliate investments	—	—
Non-Control / Non-Affiliate investments	2,595	(882)
Net realized loss from investments	2,595	(882)

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	(7,554)	(7,128)
Affiliate investments	(6,312)	(1,507)
Non-Control / Non-Affiliate investments	29,342	(15,655)
Net change in unrealized appreciation/(depreciation) from investments	15,476	(24,290)

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS BEFORE FORMATION COSTS	25,324	(19,465)
Costs related to the acquisition of Trinity Capital Holdings and Legacy Funds	—	(15,586)
NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$25,324	$(35,051)

NET INVESTMENT INCOME PER SHARE - BASIC AND DILUTED	$0.31	$0.32

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC AND DILUTED	$1.08	(1.97)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	23,554,950	17,821,790